Exhibit 3.1

LEGG MASON, INC.

AMENDMENTS TO CHARTER OF SURVIVING CORPORATION

The charter of Legg Mason, Inc., a Maryland corporation (the “Surviving Corporation”), is hereby deleted in its entirety and substituted in lieu thereof are new Articles FIRST through EIGHTH to read as follows:

FIRST: The name of the corporation is Legg Mason, Inc. (hereinafter, the “Corporation”).

SECOND: The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in effect.

THIRD: The street address of the principal office of the Corporation in Maryland is 100 International Drive, Baltimore, Maryland 21202.

FOURTH: The name of the resident agent of the Corporation in Maryland is CSC-Lawyers Incorporating Service Company, whose address is 7 St. Paul Street, Suite 280, Baltimore, Maryland 21202. The resident agent is a corporation incorporated under the laws of the State of Maryland.

FIFTH: The Corporation has the authority to issue 1,000 shares of common stock, par value $0.10 per share. The aggregate par value of all authorized shares having a par value is $100.00.

SIXTH: The number of directors of the Corporation shall be three, which number may be increased or decreased pursuant to the bylaws of the Corporation. The name of the directors currently in office are: Matthew Nicholls, Gwen Shaneyfelt, and Craig Tyle.

SEVENTH: The following provisions are hereby adopted for the purpose of defining, limiting, and regulating the powers of the Corporation and of the directors and stockholders:

(a)    To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no present or former director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this paragraph, nor the adoption or amendment of any provision of the charter or the bylaws of the Corporation that is inconsistent with this paragraph, shall apply to or affect in any respect the applicability of the immediately preceding sentence with respect to any act or failure to act which occurred prior to any such amendment, repeal or adoption.

(b)    To the maximum extent permitted by Maryland law in effect from time to time, the Corporation shall have the power to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any individual who is a present or former director or officer of the Corporation and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity, or (ii) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.    The Corporation shall have the power, with the approval of the board of directors, to provide such indemnification and advance of expenses to an individual who served a predecessor of the Corporation in any of the capacities described in clause (i) or (ii) above and to any employee or agent of the Corporation or a predecessor of the Corporation.

(c)    The Corporation reserves the right from time to time to make any amendments of the charter which may now or hereafter be authorized by law, including any amendments changing the terms or contract rights, as expressly set forth in the charter, of any of its outstanding stock by classification, reclassification or otherwise.

(d)    The board of directors of the Corporation may authorize the issuance from time to time of shares of stock of any class, whether now or hereafter authorized, or securities convertible into shares of stock of any class, for such consideration as the board of directors may approve, subject to any restrictions that may be set forth in the bylaws of the Corporation.

(e)    No stockholder shall have any preemptive right to subscribe to or purchase any additional shares of stock or any securities convertible into shares of stock.

(f)    The board of directors of the Corporation, with the approval of a majority of the directors and without any action by the stockholders, may amend the charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class that the Corporation has authority to issue.

(g)    Except as may be expressly provided by the board of directors of the Corporation with respect to a transaction, no stockholder of the Corporation will be entitled to exercise the rights of an objecting stockholder under Title 3, Subtitle 2 of the Maryland General Corporation Law or any successor provision thereto in connection with any transaction.

EIGHTH: The duration of the Corporation shall be perpetual.

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